EXHIBIT 16.1

January 28, 2005

United States Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC
20549 USA

Ladies and Gentlemen:

RE:   SILVERADO GOLD MINES LTD.

We were previously the principal accountants for Silverado Gold Mines Ltd. and, under the date of January 31, 2004, we reported on the consolidated balance sheets of the Company as at November 30, 2003 and 2002, and the consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. We were dismissed as principal independent accountants of the Company effective January 26, 2005.

We have read the statements made by the Company included under Item 4.01 of its Current Report on Form 8-K, dated January 28, 2005, and we agree with such statements.

Yours truly,

“Morgan & Company”

Chartered Accountants

Tel: (604) 687-5841	P.O. Box 10007 Pacific Centre
fax: (604) 687-0075	Sute 1488 - 700 West Georgia Street
www.morgan-cas.com	Vancouver, B.C. V7Y 1A1